[Office of Thrift Supervision
Department of the Treasury Letterhead]


October 26, 1999



Cheryl Watson
USA Group
30 South Meridian
Indianapolis, Indiana  46204

Paul Vambutas
Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, New York  10010

Dear Ms. Watson and Mr. Vambutas:

Your attorneys, Jason H.P. Kravitt and Andrew T. Karp, wrote identical letters to each of the federal banking agencies on July 22, 1999, inquiring about the appropriate risk weight for senior asset-backed securities that are issued through a securitization structure and secured by student loans conditionally guaranteed by a U.S. government agency (the "Securities"). Specifically, you request a determination that the Securities, conditionally guaranteed by the U.S. Department of Education, qualify for the 20 percent risk category.

As we understand it, USA Group, Inc. ("USA Group") directly or through affiliates, guarantees and services student loans and provides a secondary market for student loans, including the purchase, sale and securitization of student loans through the sale or transfer of such loans to special purpose vehicles that issue securities to the public. USA Group Secondary Market Services, Inc. ("SMS") is a subsidiary of USA Group that, from time to time, securitizes guaranteed student loans, including transfers of such loans to the Issuer to effect securitizations. SMS also acquires and originates guaranteed student loans through an eligible lender under the Higher Education Act of 1965, as amended (the "HEA"). Finally, Credit Suisse First Boston ("CSFB") acts as an adviser to SMS in structuring the issue of the Securities and as underwriter in the offering by the Issuer.

The Issuer is a limited purpose and bankruptcy remote entity. Our understanding is that the underlying assets collateralizing the Securities are student loans originated under the Federal Family Education Loan Program. Through this program, the U.S. Department of Education reinsures the guarantees of qualifying loans by state or nonprofit agencies. If the state or nonprofit agency guarantors are unable to fulfill their contractual obligations, then holders of the student loans may submit insurance claims directly to the Department of Education.

The guarantee is considered conditional because it is only valid as long as the student loans are originated and serviced in accordance with the criteria set forth under the HEA. Under the conditional guarantee, if a borrower defaults on a student loan, the state or nonprofit agency that guarantees the loan would reimburse the holder of the loan for 100 percent of the unpaid balance, as well as accrued unpaid interest. For guaranteed student loans disbursed on or after October 1, 1993, in which the lender must retain a 2 percent share in the risk of the loan, the state or nonprofit agency would reimburse 98 percent of the unpaid principal.

In your request, you make reference to previous letters issued by the staffs of the federal banking agencies to SLM Funding Corp., specifically citing the letter issued by staff of the Federal Reserve, dated February 11, 1999 (the "SLM Letter"). While slightly different in form, each of the agencies reached the same conclusion through a similar analytical framework. In your letter, you submit that the Securities will meet those same conditions.

The Office of Thrift Supervision issued its own SML staff letter on February 24, 19999, and applied conditions identical to those set forth by Federal Reserve staff in their SML Letter. The OTS staff noted that although the OTS risk-based capital regulations do not expressly provide for a "look-xthrough" analysis to the guaranteed portion of underlying loans, the OTS takes such an approach where appropriate, especially where the agency looks through to lower risk-weighted assets and/or guaranties. For this reason, we take the same look-through approach in responding to your request.

In our February 24 SML letter, OTS staff listed criteria that privately-issued mortgage backed securities must meet in order to be treated as indirect holdings of the underlying assets, and be eligible for a preferential risk weight. These criteria are:

          o The underlying assets are held by an independent trustee and the trustee has a first priority, perfected security interest in the underlying assets on behalf of the holders of the security;

          o Either the holder of the security has an undivided pro rata ownership interest in the underlying mortgage assets, or the trust or single purpose entity (or conduit) that issues the security has no liabilities unrelated to the issued securities;

          o The security is structured such that the cash flow from the underlying assets in all cases fully meets the cash flow requirements of the security without undue reliance on any reinvestment income; and

          o There is no material reinvestment risk associated with any funds awaiting distribution to the holders of the security.

Based upon your representations (that the Securities satisfy the requirements set forth in the SLM Letter(s)) it appears that your securitization structure would satisfy the requirements of this letter. Accordingly, the OTS staff believes that the Securities may be assigned to the 20 percent risk category to the extent the underlying student loans are conditionally guaranteed by the U.S. Department of Education. As a result, 98 percent of senior securities that are backed by student loans that have been disbursed on or after October 1, 1993, would be eligible for assignment to the 20 percent risk category. This 98 percent treatment would apply to senior securities that are entirely backed by 98 percent guaranteed student loans, as well as those that are partially backed by such loans and partially backed by 100 percent guaranteed student loans.

The determinations communicated by this letter are based on the information presented in your letter of July 22, 1999. If the situation is, in fact, different, or if it changes, then this treatment may not apply.

If you have any questions, please contact Michael Solomon, Senior Program Manager, Capital Policy (202/906-5654).

Sincerely,

/s/  John C. Price
John C. Price
Director, Supervision Policy